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KPMG Peat Marwick LLP




The Board of Directors
Penn Virginia Corporation:


We consent to the use of our report dated March 1, 1995 on the consolidated financial statements of Penn Virginia Corporation and subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 incorporated herein by reference in the registration statement.

                          KPMG Peat Marwick LLP





Philadelphia, PA
May 25, 1995